SEVENTH AMENDMENT
to
Loan and security agreement

This Seventh Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 23rd day of December, 2020, by and between SILICON VALLEY BANK (“Bank”) and LIMELIGHT NETWORKS, INC., a Delaware corporation (“Borrower”) whose address is 1465 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85257.
Recitals
A.    Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 2, 2015, as amended by that certain First Loan Modification Agreement dated as of March 30, 2016, as further amended by that certain Second Loan Modification Agreement dated as of October 25, 2016, as further amended by that certain Third Amendment to Loan and Security Agreement dated as of October 17, 2017, as further amended by that certain Fourth Amendment to Loan and Security Agreement dated as of February 27, 2018, as further amended by a certain Fifth Amendment to Loan and Security Agreement dated as of April 22, 2020 (the “Fifth Amendment”), and as further amended by a certain Sixth Amendment to Loan and Security Agreement dated as of July 22, 2020 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.
D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
Agreement
    Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.Amendments to Loan Agreement.
a.Section 2.3 (Overadvances). The first sentence of Section 2.3 of the Loan Agreement is deleted in its entirety and replaced with the following:

“If, at any time during a Formula Borrowing Period, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”).”
b.Section 6.2 (Financial Statements, Reports). Subsection (a) of Section 6.2 of the Loan Agreement is deleted in its entirety and replaced with the following:
“    (a)    at all times when a Formula Borrowing Period is in effect, a Borrowing Base Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts) (i) with each request for an Advance, (ii) within thirty (30) days after the last day of each month in which Advances are outstanding or an Advance request has been made, and (iii) thirty (30) days after the last day of each quarter to the extent not required pursuant to (ii) during any month in such quarter;”
c.Section 6.3 (Disputes). The second sentence of subsection (b) of Section 6.3 of the Loan Agreement is hereby amended and replaced with the following:
“Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) during any Formula Borrowing Period, after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.”

d.Section 6.6 (Access to Collateral; Books and Records). The first and second sentences of Section 6.6 of the Loan Agreement is deleted in its entirety and replaced with the following:
“During any Formula Borrowing Period, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted at Borrower’s expense and no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary, and provided further that such an inspection and audit will be conducted within ninety (90) days of the commencement of any Formula Borrowing Period.”

e.Section 13 (Definitions). The following term and its definition set forth in Section 13.1 is deleted in its entirety and replaced with the following:

“    “Availability Amount” is (a) during any Formula Borrowing Period, (i) the lesser of the Revolving Line or the amount available under the Borrowing Base minus (ii) the outstanding principal balance of any Advances and (b) during any Non-Formula Borrowing Period, (i) the Revolving Line minus (ii) the outstanding principal balance of any Advances.”
f.Section 13 (Definitions). The following new defined terms are hereby inserted alphabetically in Section 13.1:
“    “Formula Borrowing Period” is any period of time during which a Non-Formula Borrowing Period is not in effect.”
“    “Non-Formula Borrowing Period” is each period (a) commencing on a day on which Borrower provides evidence to Bank satisfactory to Bank in its sole discretion, that Borrower has at all times during the immediately preceding calendar month maintained an Adjusted Quick Ratio of at least 1.50 to 1.0 and (b) terminating on the first day thereafter (if any) on which Borrower’s Adjusted Quick Ratio, as determined by Bank in its sole discretion, is less than 1.50 to 1.0.”
g.Exhibit B (Compliance Statement). The Compliance Statement appearing as Exhibit B to the Loan Agreement is deleted in its entirety and replaced with the Compliance Statement attached as Schedule 1 attached hereto.
3.Limitation of Amendments.
a.The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
b.This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
4.Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
a.Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

b.Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
c.The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
d.The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
e.The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
f.The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
g.This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.Ratification of Perfection Certificate. Except as set forth on Schedule 2 to the Fifth Amendment, Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of November 2, 2015, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof.
6.Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

7.Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
8.Intentionally omitted.
9.Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment to Bank of Bank’s legal fees and expenses incurred in connection with this Amendment.
[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
SILICON VALLEY BANK By: /s/ Kyle Larrabee Name: Kyle Larrabee Title: Director	LIMELIGHT NETWORKS, INC. By: /s/ Daniel Boncel Name: Daniel Boncel Title: Chief Financial Officer

Schedule 1

EXHIBIT B
COMPLIANCE STATEMENT
TO:    SILICON VALLEY BANK                Date:
FROM: LIMELIGHT NETWORKS, INC.

Under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Financial statements	Monthly within 30 days when Advances are outstanding or requested in said month	Yes No
Compliance Statement	Monthly within 30 days when Advances are outstanding or requested in said month; otherwise, quarterly within 30 days	Yes No
10Q, 10K (including opinion of auditors) and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings and Deferred Revenue Report	Monthly within 30 days when Advances are outstanding or requested in said month; otherwise, quarterly within 30 days	Yes No
Borrowing Base Reports	(i) With Advance requests and (ii) monthly within 30 days when Advances are outstanding or requested in said month; otherwise, quarterly within 30 days (not required during Non-Formula Borrowing Periods)	Yes No N/A
Board-approved Projections	FYE within 60 days and as updated or amended	Yes No

Financial Covenant	Required	Actual	Complies

Maintain at all times:
Adjusted Quick Ratio (must include at least $5,000,000 in in accounts with Bank and Bank’s Affiliates) (tested monthly when Advances are outstanding or requested in said month; otherwise, quarterly)	> 1.0 : 1.0 $5,000,000 in in accounts with Bank and Bank’s Affiliates	____ : 1.0______ $_______ in in accounts with Bank and Bank’s Affiliates)	Yes No

	Required	Actual	Non-Formula Borrowing Period in effect?

Maintain as indicated:
Adjusted Quick Ratio	> 1.50 : 1.0	______ : 1.0	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

New Office, Business or Bailee Locations	Borrower	Collateral Description	Value of Collateral

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)
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Schedule 1 to Compliance STATEMENT

Financial Covenant of Borrower
In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.
Dated:    ____________________
I.    Adjusted Quick Ratio (Section 6.9(d))
Required: > 1.0 : 1.0

Actual:     _____ : 1:0

A.
Aggregate amount of Borrower’s unrestricted and unencumbered (other than Liens in favor of Bank pursuant to the general security interest granted in the Agreement) cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank and, to the extent that they are subject to a fully-executed and enforceable Control Agreement in favor of Bank, Deposit Accounts or Securities Accounts maintained with Bank’s Affiliates and other financial institutions (provided that Borrower shall have at least Five Million Dollars ($5,000,000.00) in unrestricted and unencumbered (other than Liens in favor of Bank pursuant to the general security interest granted in the Agreement) cash and Cash Equivalents in Deposit Accounts or Securities Accounts in Borrower’s name maintained with Bank or Bank’s Affiliates)

$
B.	Aggregate value of Borrower’s net billed accounts receivable, determined according to GAAP	$
C.	Quick Assets (the sum of lines A and B)	$
D.	All obligations and liabilities of Borrower to Bank	$
E.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s balance sheet, including all Indebtedness, not otherwise reflected in line D above, that mature within one (1) year	$
F.	Current Liabilities (the sum of lines D and E)	$
G.	Deferred Revenue	$
H.	Adjusted Quick Ratio ((i) line C divided by (ii) line F minus line G)

Is line H equal to at least 1.0 : 1.0?

          No, not in compliance              Yes, in compliance